SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

August 7, 2007
(Date of report)

SMARTS OIL AND GAS, INC.
(Exact Name of Registrant as Specified in its Charter)

NV	0-131224	20-4028175
(State of Incorporation)	(Commission File Number)	(IRS Employer ID)

1103 Callaway Court Howell, MI 48843
(Address of Principal Executive Office)

(248) 321-0121
(Registrant’s Telephone Number, Including Area Code)

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 3, 2007, Scott Masse and Gerald Schiano were elected to the Board of Directors of Smarts Oil and Gas, Inc. In addition, Mr. Masse was elected President and Mr. Schiano was also elected COO and CFO of Smarts Oil and Gas, Inc.

Mr. Masse is an accomplished entrepreneur and financial advisor with many years experience in the oil industry. Mr. Masse began his career at Smith Barney in Boston after graduating Boston College with a double concentration in finance and accounting. He has also worked for Legg Mason, First Union, and Wachovia Securities Financial Network leading to the establishment of Masse Wealth Management. He is the founder of Dynamic Natural Resources, an oil & gas producer, with holdings in the Appalachian and IL Basins. At Dynamic, Scott focused his efforts on building alliances with key Enhanced Oil Recovery companies and well stimulation providers. Mr. Masse is not party to any arrangement or understanding with any person pursuant to which Mr. Masse was elected as an officer; nor is Mr. Masse a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Schiano brings over 5 years experience in oil and gas working with Dynamic Natural Resources. He also brings over 10 years experience as an entrepreneur in the construction industry. Mr. Schiano is not party to any arrangement or understanding with any person pursuant to which Mr. Schiano was selected as an officer; nor is Mr. Shiano a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On August 3, 2007, Mr. Daniel Seifer and Mr. Don Quarterman resigned as officers of Smarts Oil and Gas, Inc. by letters dated August 3, 2007. There were no disputes between the Company and Mr. Seifer and/or Mr. Quarterman. Both Mr. Seifer and Mr. Quarterman will remain with Smarts Oil and Gas, Inc. as Directors.

A copy of the press release announcing these changes is included as an Exhibit to this filing.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
99.1	Press Release dated August 7, 2007 announcing new management

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Smarts Oil and Gas, Inc.
/s/Scott Masse
Dated: August 9, 2007	Scott Masse, CEO